Exhibit 10.4
SECOND AMENDMENT AND WAIVER TO CREDIT AGREEMENT
     THIS SECOND AMENDMENT AND WAIVER TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of September 8, 2006, by and between SWISHER INTERNATIONAL, INC., a Nevada corporation (the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association with its principal office in Charlotte, North Carolina (the “Bank”).
BACKGROUND STATEMENT
     A. The Borrower and the Bank are parties to a Credit Agreement, dated as of November 14, 2005, as amended by that certain First Amendment to Credit Agreement dated as of April 26, 2006 (as amended, modified, supplemented, or restated from time to time, the “Existing Credit Agreement”), pursuant to which the Bank has made available to the Borrower a revolving credit facility in the aggregate principal amount of up to $5,000,000 (the “Original Revolving Credit Commitment”), which amount may vary depending on the Borrower’s compliance with certain covenants set forth therein. Capitalized terms used in this Amendment that are not otherwise defined shall have the meanings given to such terms in the Credit Agreement.
     B. The Borrower is required to deliver audited financial statements within 120 days of the close of each Fiscal Year. For the 2005 Fiscal Year, the Borrower delivered the audited financial statements on or about July 19, 2006, resulting in an Event of Default (the “Specified Event of Default”). The Borrower has requested that the Bank waive the Specified Event of Default. The Bank has agreed to waive the Specified Event of Default as set forth herein.
     C. The Borrower has requested that the Credit Agreement be further amended to change certain pricing terms, allow additional permitted debt and allow for certain transactions with Borrower’s affiliates. The Bank has agreed to amend the Credit Agreement as requested by the Borrower as set forth herein.
STATEMENT OF AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:
ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
     1.1 Amendments. Subject to satisfaction of the conditions precedent set forth in Article III hereof, the Lenders hereby agree that from and after the First Amendment Date (as defined in the Amended Credit Agreement), (i) the Existing Credit Agreement is amended in its entirety to read in the form of such Credit Agreement attached hereto as Exhibit A to this Amendment (the “Amended Credit Agreement”), and (ii) the following schedules to the Existing Credit Agreement are amended in their entirety to read in the respective forms of such schedules attached hereto as Exhibit B (or in the case of Schedule 4.9, added to the Credit Agreement): Schedule 4.9 and 7.7.
     1.2 Liens. Each of the Borrower and its Subsidiaries parties hereto hereby ratifies and confirms the grant of a security interest in and Lien on the Collateral contained in the Security Documents to which each is a party which were executed in connection with the Existing Credit Agreement of which the Amended Credit Agreement is an amendment and restatement, which security interest and Lien shall continue in full force and effect without interruption, and shall constitute the single grant of a security interest and Lien.
ARTICLE II
WAIVER
     Based upon the representations and warranties contained herein, the Bank hereby waives the Specified Event of Default and any remedy the Bank would be entitled as a result thereof. This waiver is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement or a waiver of any Default or Event of Default except as expressly set forth herein with respect to the Specified Event of Default.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Borrower hereby represents and warrants that:
     3.1 Representations in Credit Agreement. The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects as of the date hereof, except to the extent such representations and warranties relate solely to or are specifically expressed as of a particular date or period.
     3.2 Compliance with Credit Agreement. After giving effect to this Amendment, the Borrower is in compliance with all covenants, terms and provisions set forth in the Credit Agreement to be observed or performed by it.
     3.3 Due Authorization. This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and each of this Amendment, and the Credit Agreement, as amended hereby, constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms and each of the other Credit Documents constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms.
     3.4 No Event of Default. No Default or Event of Default under any of the Credit Agreement has occurred or is continuing.

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     3.5 Continuing Security Interests. All obligations of the Borrower under the Credit Agreement, as amended by this Amendment, continue to be or will be secured by the Bank’s security interests in all of the collateral granted under the Credit Agreement and the Security Documents, and nothing herein will affect the validity, enforceability, perfection or priority of such security interests.
     3.6 No Defenses. The Borrower does not have any right of setoff, counterclaim, or defense to payment of its respective liabilities or obligations under the Credit Agreement. The Bank hereby expressly reserves all rights and remedies it may have against the Borrower and all other Persons who may be or may hereafter become secondarily liable for the repayment of the obligations under the Credit Agreement.
ARTICLE IV
ACKNOWLEDGEMENT
     The Subsidiary Guarantors hereby acknowledge that the Borrower and the Bank have agreed to amend the Credit Agreement as provided herein. Each Subsidiary Guarantor hereby approves and consents to the transactions contemplated by this Amendment and agrees that its obligations under the Guaranty and the other Credit Documents to which it is a party shall not be diminished as a result of the execution of this Amendment. This acknowledgement by the Subsidiary Guarantors is made and delivered to induce the Bank to enter into this Amendment, and the Subsidiary Guarantors acknowledge that the Bank would not enter into this Amendment in the absence of the acknowledgements contained herein.
ARTICLE V
GENERAL
     5.1 Full Force and Effect. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of any of the Credit Agreement. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. From and after the date hereof, any reference to the Credit Agreement in any of the Security Documents or other Credit Documents shall mean the Credit Agreement, as amended by this Amendment, and as may be further amended, modified, restated, or supplemented from time to time.
     5.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina.
     5.3 Counterparts; Execution. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Amendment and such copies may be used in lieu of the original Amendment for all purposes. Delivery of an executed counterpart of a signature page of this Agreement by facsimile

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transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
     5.4 Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Bank in connection with the preparation, execution and delivery of this Amendment, including, without limitation, all reasonable attorneys’ fees.
     5.5 Further Assurances. The Borrower shall execute and deliver to the Bank such documents, certificates, and opinions as the Bank may reasonably request to effect the amendments contemplated by this Amendment and to continue the existence, perfection and first priority of the Bank’s security interests in the collateral securing the obligations under the Credit Agreement, as amended by this Amendment.
     5.6 Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.
[The remainder of this page is left blank intentionally.]

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     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Credit Agreement to be executed and delivered by their duly authorized officers all as of the date first above written.

SWISHER INTERNATIONAL, INC.
By:	/s/ Bruce Mullan
Bruce Mullan
Chief Operating Officer

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Cavan J. Harris
Cavan J. Harris
Vice President

SUBSIDIARY GUARANTORS: (For purposes of Section 1.2 and Article III only)

SWISHER HYGIENE FRANCHISE CORP. SWISHER PEST CONTROL CORP. SWISHER MAIDS, INC.
By:	/s/ Bruce Mullan
Bruce Mullan
Chief Operating Officer

SHFC BUFFALO, LLC SHFC MINNEAPOLIS, LLC SHFC OKLAHOMA, LLC SHFC OPERATIONS, LLC SHFC ARIZONA, LLC SHFC TEXAS, LLC

By:	/s/ Bruce Mullan
Bruce Mullan
Manager

EXHIBIT A
Execution Version

CREDIT AGREEMENT
between
SWISHER INTERNATIONAL, INC.
and
WACHOVIA BANK, NATIONAL ASSOCIATION
$5,000,000 Revolving Line of Credit
November 14, 2005
(as amended through the Second Amendment, dated September 8, 2006)

i

Exhibit A	Form of Revolving Note
Exhibit B	Form of Guaranty
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Notice of Borrowing

Schedule 4.9	Litigation
Schedule 4.10(b)	Solvency
Schedule 4.10(c)	Note Receivables
Schedule 4.13	Environmental Compliance
Schedule 4.14	Realty; Registry
Schedule 4.15	Intellectual Property
Schedule 4.16	Insurance
Schedule 4.20	Subsidiaries
Schedule 7.3(viii)	Liens for Terminating Indebtedness
Schedule 7.7	Affiliate Transactions

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of November 14, 2005 (as amended through the Second Amendment, dated September 8, 2006), is made and entered into by and between SWISHER INTERNATIONAL, INC., a Nevada corporation, (the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).
BACKGROUND STATEMENT
     A. The Borrower has requested that the Bank extend a $5,000,000 revolving line of credit to the Borrower, to be advanced by the Bank pursuant to the terms and conditions hereof.
     B. The Bank is willing to extend the revolving line of credit described above upon the terms and subject to the conditions set forth in this Credit Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Bank to make the loans described herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. In addition to the words and terms defined elsewhere in this Agreement, the following terms when used herein shall have the following respective meanings:
     “$15,000,000 Credit Agreement” means that certain Credit Agreement dated as of September 8, 2006 between Borrower and Bank.
     “AAA” shall mean the American Arbitration Association.
     “Adjusted LIBOR Rate” shall mean, for any day, a rate equal to the sum of (i) the LIBOR Market Index Rate for such day, and (ii) the Applicable Margin in effect at such time with respect to such Loan.
     “Affiliate” shall mean, as to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, ten percent (10%) or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.

     “Affiliate Note Receivables” shall mean those accounts receivable payable to the Borrower or a Subsidiary pursuant to notes or other debt instruments evidencing debt owed by an employee, officer, director or Affiliate of the Borrower or a Subsidiary other than Former Franchisee Receivables or advances made to HB Service.
     “Agreement” or “this Agreement” or “Credit Agreement” shall mean this Credit Agreement and all schedules and exhibits hereto, together with any amendments, modifications, replacements and supplements hereto, any substitutes herefor, and any replacements, renewals or extensions hereof, in whole or in part, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.
     “Applicable Margin” shall mean 1.75%.
     “Arbitration Rules” shall mean the Commercial Financial Disputes Arbitration Rules of the AAA.
     “Bank” shall mean Wachovia Bank, National Association, a national banking association and its successors and assigns.
     “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, and any successor statute or statutes having substantially the same function.
     “Borrower” shall mean Swisher International, Inc., a Nevada corporation, and all of its permitted successors and assigns.
     “Borrowing” means any borrowing hereunder consisting of Revolving Loans made to the Borrower pursuant to Article II.
     “Business Day” shall mean any day of the year on which banks are open for business in Charlotte, North Carolina and, in respect of any determination relevant to the determination or payment of interest determined based on LIBOR, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Capitalized Lease” shall mean any lease or similar arrangement which is of a nature that payment obligations of the lessee or obligor thereunder at the time are or should be capitalized and shown as liabilities (other than current liabilities) upon a balance sheet of such lessee or obligor prepared in accordance with GAAP.
     “Capitalized Lease Obligations” shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that would, in accordance with GAAP, appear on a balance sheet of such lessee with respect to such Capital Lease.
     “Capital Expenditures” shall mean, during any period, the sum of all amounts paid during such period that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Borrower and its Subsidiaries as an acquisition of fixed assets or improvements, replacements, substitutions or additions thereto.

     “Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.
     “Cash Equivalents” shall mean (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 180 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 180 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., (iv) repurchase obligations with a term not exceeding thirty (30) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least ninety-five percent (95%) of the assets of which are continuously invested in securities of the foregoing types.
     “Casualty Event” shall mean, with respect to any Collateral of the Borrower or any of its Subsidiaries, any loss of, damage to, or Condemnation or other taking of, such property for which the Borrower or such Subsidiary receives insurance proceeds, proceeds of a Condemnation award or other compensation.
     “Change of Law” shall mean the adoption of any applicable law, rule or regulation, or any change therein or any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, by any Governmental Authority, or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority.
     “Closing Date” shall mean the date upon which the initial extensions of credit are made pursuant to this Agreement, which shall be the date upon which each of the conditions set forth in Sections 3.1 and 3.2 shall have been satisfied or waived in accordance with the terms of this Agreement (which date was November 14, 2005).
     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor federal tax code. Any reference to any provision of the Code shall also include the income tax regulations promulgated thereunder, whether final, temporary or proposed.
     “Compliance Certificate” shall mean a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

     “Condemnation” shall mean any taking of title, of use, or of any other property interest under the exercise of the power of eminent domain, whether temporarily or permanently, by any governmental authority or by any Person acting under governmental authority.
     “Consolidated EBITDA” shall mean, for any Person for any period, the aggregate of (i) Consolidated Net Income of such Person for such period plus (ii) the sum of depreciation, amortization of intangible assets, interest expense, and income tax expense for such period.
     “Consolidated Fixed Charges” shall mean, for any Person for any period of four consecutive Fiscal Quarters, the aggregate (without duplication) of (i) Consolidated Interest Expense during such period, (ii) the aggregate (without duplication) of all scheduled payments of principal on Funded Debt required to have been made by such Person and its Subsidiaries during such period (whether or not such payments are actually made), (iii) aggregate expense for federal state, local and other income taxes for such period, and (iv) all payments required to be made by the Borrower pursuant to leases of real and personal property during such period (whether or not such payments are actually made).
     “Consolidated Interest Expense” shall mean, for any Person for any period, the aggregate (without duplication) of (i) total interest expense of such Person and its Subsidiaries for such period in respect of Funded Debt of such Person and its Subsidiaries (including all such interest expense accrued or capitalized during such period, whether or not actually paid during such period), and (ii) all net amounts payable under or in respect of Hedge Agreements, to the extent paid or accrued by such Person and its Subsidiaries during such period.
     “Consolidated Net Income” shall mean, for any Person for any period, the net income (or loss) of such Person and its Subsidiaries, as determined on consolidated basis in accordance with GAAP, but excluding extraordinary gains and losses and any other non-operating gains and losses.
     “Consolidated Net Worth” shall mean, as of any date of determination for any Person, the (i) total assets of such Person and its Subsidiaries as of such date, other than Affiliate Note Receivables, minus (ii) total liabilities of such Person and its Subsidiaries as of such date, in each case as determined on a consolidated basis in accordance with GAAP.
     “Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
     “Costs” shall have the meaning set forth in Section 9.2.
     “Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Attachment A to Exhibit C.
     “Credit Documents” shall mean and collectively refer to this Agreement, the Note, the Letters of Credit, the Security Documents and any and all other agreements, instruments and documents, including, without limitation, notes, guaranties, mortgages, deeds to secure debt, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust account agreements and all other written matters whether heretofore, now or hereafter executed by or on behalf of the Borrower or delivered to the Bank with respect to this Agreement or with respect to the transactions contemplated by this Agreement, and in each case, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.
     “Default” shall mean any event which with the giving of notice, lapse of time, or both, would become an Event of Default.
     “Default Rate” shall mean an interest rate equal to the Adjusted LIBOR Rate plus two percent (2.0%) per annum.
     “Disputes” shall have the meaning set forth in Section 9.3(a).
     “Dollar” or “$” shall mean dollars in lawful currency of the United States of America.
     “Environmental Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, permit, license, approval, interpretation, order, guidance or other legal requirement (including without limitation any subsequent enactment, amendment or modification) relating to the protection of human health or the environment, including, but not limited to, any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment.
     “Environmental Liability” shall mean any liability, whether accrued, contingent or otherwise, arising from or in any way associated with any Environmental Law.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.
     “ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same Controlled Group as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.
     “ERISA Event” shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer

Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401 (a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.
     “Event of Default” shall have the meaning specified in Article VIII hereof.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     “Fiscal Quarter” or “FQ” shall mean a fiscal quarter of the Borrower and its Subsidiaries.
     “Fiscal Year” or “FY” shall mean a fiscal year of the Borrower and its Subsidiaries.
     “Fixed Charge Coverage Ratio” shall mean, as of the last day of any period of four consecutive Fiscal Quarters, the ratio of: (i)(A) Consolidated EBITDA of the Borrower for such period minus (B) all dividends and distributions paid in cash by the Borrower to its shareholders during such period plus (C) all payments required to be made by the Borrower pursuant to leases of real and personal property during such period (whether or not such payments are actually made), to (ii) Consolidated Fixed Charges for such period.
     “Former Franchisee Receivable” shall mean a receivable payable to the Borrower or a Subsidiary pursuant to notes or other debt instruments evidencing debt owed by an Affiliate of the Borrower or a Subsidiary, which debt was incurred by a unaffiliated Franchisee prior to its acquisition by such Affiliate
     “Franchisee” shall mean any Person with whom the Borrower or any of its Affiliates has entered a franchise agreement.
     “Funded Debt” shall mean all Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness of the types referred to in clause (xi) of the definition of “Indebtedness”).
     Funded Debt to EBITDA Ratio” shall mean, as of the last day of any Fiscal Quarter, the ratio of (i) Funded Debt as of such day (other than Indebtedness incurred under the $15,000,000 Credit Agreement) to (ii) Consolidated EBITDA for the period of the four consecutive Fiscal Quarters ending on such day.

     “GAAP” shall mean generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries on a consolidated basis throughout the period indicated and consistent with the financial practice of the Borrower and its Subsidiaries after the date hereof.
     “Governmental Authority” shall mean any nation or government, any state, department, agency or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.
     “Guaranty” shall mean a guaranty agreement, dated as of the date hereof, made by the Subsidiary Guarantors in favor of the Bank in the form of Exhibit D attached hereto, as amended, modified, restated or supplemented from time to time.
     “Hazardous Material” shall mean any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) its presence requires investigation or remediation under an Environmental Law or common law; (iv) it constitutes a danger, nuisance, trespass or health or safety hazard to persons or property; and/or (v) it is or contains, without limiting the foregoing, petroleum hydrocarbons.
     “HB Service” shall mean HB Service, LLC, a Delaware limited liability company.
     “Hedge Agreement” shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.
     “Indebtedness” shall mean, for any Person, without duplication (i) obligations of such Person for borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade); (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person; (v) Capitalized Lease Obligations of such Person; (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit (whether or not drawn upon and in the stated amount thereof); (vii) guaranties by such Person of the type of indebtedness described in clauses (i) through (vi) above; (viii) all indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person; (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person; (x) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries; and (xi) obligations under any Hedge Agreement.
     “Intellectual Property” shall mean (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights (registered and unregistered), (iv) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information), (v) all computer software and software systems (including, without limitation, data, databases and related documentation), (vi) all Internet web sites and domain names, (vii) all technology, know-how, processes and other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding any of the foregoing.
     “Investments” shall have the meaning set forth in Section 7.5.
     “Lending Office” shall mean, as to the Bank, any of its offices located in Charlotte, North Carolina, or such other office as the Bank may hereafter designate as its Lending Office by notice to the Borrower.
     “Letter of Credit Exposure” shall mean the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and (ii) the aggregate amount of all Reimbursement Obligations outstanding at such time.
     “Letters of Credit” shall mean any letter of credit issued by the Bank pursuant to the terms hereof, as such Letters of Credit may be amended, extended, renewed or replaced from time to time.
     “LIBOR Market Index Rate” shall mean, for any day, the rate for one month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m. London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation).
     “Lien” shall mean any interest in property securing an obligation owed to, or claim by, a Person other than the owner of such property, whether such interest arises by virtue of contract, statute or common law, including but not limited to the lien or security interest arising from a mortgage, security agreement, pledge, lease, conditional sale, consignment or bailment for security purposes or from attachment, judgment or execution. The term “Lien” shall include any easements, covenants, restrictions, conditions, encroachments, reservations, rights-of-way, leases and other title exceptions and encumbrances affecting real property. For the purpose of this Agreement, the Borrower shall be deemed to own, subject to a Lien, any proceeds of a sale with recourse of accounts receivable, any asset leased under any “sale and lease back” or similar arrangement and any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.
     “Loans” shall mean the Revolving Loans.
     “Material Adverse Effect” or “Material Adverse Change” shall mean a material adverse effect upon, or a material adverse change in, any of (i) the financial condition, operations, business or properties of the Borrower and its Subsidiaries, taken as a whole; (ii) the ability of the Borrower or any Subsidiary to perform under this Agreement or any other Credit Document in any material respect or any other material contract in any material respect to which any one or more of them is a party; (iii) the legality, validity or enforceability of this Agreement or any other Credit Document; or (iv) the perfection or priority of the Liens of the Bank granted under this Agreement or any other Credit Document or the rights and remedies of the Bank under this Agreement or any other Credit Document (other than a change resulting from any act or omission by the Bank).
     “Multiemplover Plan” shall mean any “multiemployer plan” within the meaning of Section 4001 (a)(3) of ERISA.
     “Net Tangible Assets” shall mean, as of any date of determination, (i) total assets of the Borrower and its Subsidiaries as of such date other than assets, which would be treated as intangible assets for balance sheet presentation purposes under GAAP (including, without limitation, intellectual property and goodwill), as determined on a consolidated basis in accordance with GAAP, minus (ii) Restricted Cash and Affiliate Note Receivables.
     “Note” shall mean the Revolving Note.
     “Notice of Borrowing” shall have the meaning set forth in Section 3.2(a).
     “Obligations” shall mean and include (i) the Reimbursement Obligations, the Loans and all other loans, advances, indebtedness, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Bank of any kind or nature, present or future, arising under this Agreement, the Note or the other Credit Documents or any Hedge Agreement, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired; and (ii) all interest (including to the extent permitted by law, all post-petition interest), charges, expenses, fees, attorneys’ fees and any other sums payable by the Borrower to the Bank under this Agreement or any of the other Credit Documents.
     “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
     “PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

     “Permitted Liens” shall have the meaning set forth in Section 7.3.
     “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Plan” shall mean, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
     “Realty” shall mean the real property owned by the Borrower and set forth on Schedule 4.14.
     “Registry” shall mean the office of the Register of Deeds (or comparable Governmental Authority) for each of piece of Realty as set forth on Schedule 4.14.
     “Reimbursement Obligation” shall have the meaning given to such term in Section 2.12(c).
     “Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.
     “Responsible Officer” shall mean, with respect to the Borrower, the chairman of the board of directors, the president, the chief executive officer, the chief financial officer, any executive officer, controller or treasurer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Agreement.
     “Restricted Cash” shall mean cash or Cash Equivalents held by the Borrower or its Subsidiaries that is subject to a Lien other than a Permitted Lien.
     “Revolving Credit Commitment” shall have the meaning set forth in Section 2.1 (a).
     “Revolving Credit Termination Date” shall mean the date of the earliest to occur of the following: (i) November 14, 2008; (ii) the date on which the Bank makes demand for payment of the Revolving Loans in accordance with Article VIII; (iii) such date of termination as is mutually agreed upon by the Bank and the Borrower; and (iv) the date after all Obligations have been paid in full and the Bank is no longer obligated to make Revolving Loans hereunder.

     “Revolving Loans” shall have the meaning set forth in Section 2.1(a)
     “Revolving Note” shall mean the promissory note of the Borrower dated the date hereof in the form of Exhibit A attached hereto, executed and delivered to the Bank pursuant to Article II hereof, evidencing the obligation of the Borrower to repay the Revolving Loans, together with any amendments, modifications and supplements thereto, any replacements, restatements, renewals and extensions thereof, and any substitutes therefor, in whole or in part.
     “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index/html, or as otherwise published from time to time.
     “Sanctioned Person” shall mean (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index/html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “Security Agreement” shall mean the Security Agreement, dated as of the date hereof, between the Borrower, each of the Borrower’s Subsidiaries and the Bank, as the same may be amended, modified, supplemented or restated from time to time.
     “Security Documents” shall mean the Security Agreement, the Guaranty and all other pledge or security agreements, mortgages, deeds of trust, assignments or other similar agreements or instruments executed and delivered by the Borrower or any of its Subsidiaries pursuant to the terms of this Agreement or otherwise in connection with the transactions contemplated hereby, in each case as amended, modified or supplemented from time to time.
     “Solvent” shall mean as to any Person on any particular date, that such Person (i) does not have unreasonably small capital to carry on its business as now conducted and as presently proposed to be conducted, (ii) is able to pay its debts as they become due in the ordinary course of business, and (iii) has assets with a present fair saleable value greater than its total stated liabilities and identified contingent liabilities, including any amounts necessary to satisfy preferential rights of shareholders.
     “Stated Amount” shall mean, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
     “Subsidiary” shall mean any corporation, partnership, limited liability company, association or other business entity of which the Borrower owns, directly or indirectly, more than fifty percent (50%) of the voting securities thereof.
     “Subsidiary Guarantor” shall mean any Subsidiary of the Borrower that is a guarantor of the Obligations under the Guaranty (or under another guaranty agreement in form and substance satisfactory to the Bank) and has granted to the Bank a Lien upon and security interest in its personal property assets pursuant to the Security Agreement.
     “Terminating Indebtedness” shall have the meaning set forth in Section 3.1(j).
     “Threshold Amount” shall mean, as of any day, an amount equal to the Revolving Credit Commitment, provided that the conditions set forth below are satisfied as of the most recent Fiscal Quarter for which the Bank has received the financial statements required by Sections 5.1(a) or 5.1(b) (starting with the Fiscal Quarter ending December 31, 2005); otherwise the Threshold Amount shall be equal to (x) until December 31, 2006, $3,900,000, and (y) thereafter, $3,500,000:
     (i) the Funded Debt to EBITDA Ratio shall be no greater that 2.0 to 1.0;
     (ii) the Net Tangible Assets shall be greater than or equal to $7,500,000; and
     (iii) the Borrower’s Unrestricted Cash shall be greater than or equal to $500,000.
     “Unrestricted Cash” shall mean cash or Cash Equivalents held by the Borrower or its Subsidiaries, free and clear of any Liens other than Permitted Liens.
     “Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.
     1.2 Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, for purposes of calculation of the financial covenants set forth in Article VI, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower referred to in Section 4.10. In the event that any changes in GAAP after such date are required to be applied to the Borrower and would affect the computation of the financial covenants contained in Article VI, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes.
     1.3 Singular/Plural. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.
     1.4 Other Terms. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of North Carolina to the extent the same are used or defined therein.

ARTICLE II
AMOUNTS AND TERMS OF THE LOANS
     2.1 Commitments.
     (a) The Bank agrees, on the terms and conditions set forth herein, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrower, from time to time before the Revolving Credit Termination Date; provided that, immediately after each Revolving Loan is made, the sum of the aggregate outstanding principal amount of the Revolving Loans and the Letter of Credit Exposure shall not exceed the lesser of (x) $5,000,000 (as such figure may be reduced from time to time as provided in this Agreement, the “Revolving Credit Commitment”) and (y) the Threshold Amount. So long as no Default or Event of Default has occurred and is continuing, and subject to the limits set forth in this Section 2.1(a), the Borrower may borrow under this Section 2.1(a), repay or prepay Revolving Loans and reborrow under this Section 2.1(a) at any time before the Revolving Credit Termination Date.
     (b) Subject to the Bank’s right to cease making Revolving Loans upon the occurrence of a Default or an Event of Default, the Revolving Credit Commitment and the Bank’s obligation to make Revolving Loans thereunder shall continue until the Revolving Credit Termination Date.
     2.2 Note. The Revolving Loans made by the Bank shall be evidenced by a single Revolving Note payable to the order of the Bank for the account of its Lending Office in an amount equal to the original principal amount of the Revolving Credit Commitment. The Borrower and the Bank hereby agree that the terms of this Agreement shall be incorporated by reference into the Note as if set forth therein and, in the event of any conflict between the terms of this Agreement and the Note, the terms of this Agreement shall control.
     2.3 Principal Payments; Maturity of Loans.
     (a) The Borrower shall repay the Revolving Note:
     (i) In full, on the Revolving Credit Termination Date;
     (ii) In full, upon the occurrence of any Event of Default and acceleration of the Obligations by the Bank pursuant to Article VIII hereof; and
     (iii) In part, immediately in the event that the sum of the aggregate outstanding principal amount of the Revolving Loans and the Letter of Credit Exposure exceeds the lesser of (x) the Revolving Credit Commitment or (y) the Threshold Amount, in the amount of such excess.
     2.4 Interest.
     (a) Subject to the terms and conditions of this Agreement, each Loan shall bear, and the Borrower shall pay, interest from the Closing Date on the unpaid principal balance thereof at the Adjusted LIBOR Rate.

     (b) Accrued (and theretofore unpaid) interest on the outstanding principal balance of each Loan shall be due and payable (i) in arrears on the last Business Day of each calendar month, beginning with the first such day to occur after the Closing Date and (ii) on each date when all or any amount of the unpaid principal balance of each such Loan shall be due (whether at maturity, by acceleration or otherwise), but only to the extent accrued.
     (c) Interest on the Loans and fees shall be computed on the basis of a 360-day year and the actual number of days elapsed.
     (d) Nothing contained in this Agreement or the Note shall be deemed to establish or require the payment of interest to the Bank at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid under this Agreement or the Note exceeds the maximum rate permitted by governing law, the rate of interest required to be paid hereunder and under the Note shall be automatically reduced to the maximum rate permitted by governing law and any amounts collected in excess of the permissible amount shall be deemed a prepayment of principal on the Note.
     (e) Notwithstanding any other provision of this Agreement to the contrary, upon and during the continuance of any Event of Default under this Agreement, at the option of the Bank without any required notice to the Borrower, the outstanding principal amount of each of the Loans, and to the full extent permitted by law, all interest accrued on each of the Loans, shall bear interest at the Default Rate, and such default interest shall be payable on demand.
     2.5 Fees.
     (a) The Borrower agrees to pay to the Bank a Revolving Credit Commitment fee, in an aggregate amount equal to $5,000.00, due and payable in full on the Closing Date.
     (b) The Borrower agrees to pay to the Bank an availability fee on the last Business Day of each calendar year and on the Revolving Credit Termination Date at a per annum rate of 0.125% of the excess of $3,500,000 over the average daily outstanding principal balance of Revolving Loans for such calendar year or portion thereof. Such facility fees shall accrue from and including the Closing Date to (but excluding) the Revolving Credit Termination Date.
     (c) The Borrower agrees to pay to the Bank (i) a letter of credit fee equal to the Applicable Percentage at the time of issuance and on each successive anniversary date if such letter of credit is renewed or extended, and (ii) such commissions, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by the Bank for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by the Bank.
     2.6 Termination or Reduction of Commitments. The Borrower may, upon at least three (3) Business Days’ written notice to the Bank, terminate at any time, or proportionately reduce the unused portion of the Revolving Credit Commitment from time to time by an aggregate amount of at least $500,000 or any larger integral multiple of $100,000. If the Revolving Credit Commitment is terminated in its entirety, all accrued fees (as provided under Section 2.5) shall be due and payable on the effective date of such termination.

     2.7 General Provisions as to Payments. All payments (including prepayments) by the Borrower on account of principal, interest and fees on the Loan shall be made in immediately available funds to the Bank at its offices at 301 South Tryon Street, 28th Floor, Charlotte, North Carolina, prior to 2:00 p.m., Eastern Standard Time, on the date payment is due, or at such other place as is designated in writing by the Bank.
     2.8 Disbursement of Loan Proceeds. The Borrower hereby authorizes and directs the Bank to disburse, for and on behalf of the Borrower and for the Borrower’s account, the proceeds of the Loans made by the Bank pursuant to this Agreement (i) to such Person or Persons as the Borrower shall direct in a writing signed by two individuals named as authorized individuals by the Borrower and delivered to the Bank via facsimile; (ii) to pay the Bank any interest, fees, costs and expenses payable pursuant to Section 9.1 hereof, and (iii) to the Borrower’s depository accounts with the Bank in an amount equal to the sum necessary to cover checks or other items of payment drawn by the Borrower upon such accounts and presented for payment.
     2.9 Use of Proceeds. The proceeds of the Revolving Loans shall be used by the Borrower solely (i) to refinance the Terminating Indebtedness; (ii) to provide working capital for the Borrower; (iii) to finance future acquisitions; and (iv) to pay fees and expenses in connection with the transactions contemplated by this Agreement.
     2.10 Taxes. All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to the Loans or fees relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at any time hereafter imposed on or measured by any governmental authority or by any taxing authority thereof, or therein, excluding (i) taxes imposed on or measured by the Bank’s net income, (ii) franchise taxes imposed on the Bank by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof, and (iii) taxes imposed on the Bank’s income, and franchise taxes imposed on it, by the jurisdiction of the Bank’s Lending Office or any political subdivision thereof. In the event that the Borrower is required by applicable law to make any such withholding or deduction of taxes with respect to the Loans or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to the Bank all receipts and other additional amounts as may be necessary in order that the amount received by the Bank after the required withholding or other payment shall equal the amount the Bank would have received had no such withholding or other payment been made.
     2.11 Illegality. If, after the date hereof, any Change of Law, or any change in interpretation or administration thereof by any Governmental Authority, or compliance by the Bank (or its Lending Office) with any request or directive (whether or not having the force of law) by any Governmental Authority, shall make it unlawful or impossible for the Bank (or its Lending Office) to make, maintain or fund Loans, then the Bank shall so notify the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to fund Loans shall be suspended. Before giving any notice to the Borrower pursuant to this Section, the Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. If the Bank shall determine that it may not lawfully continue to maintain and fund Loans to maturity and shall so specify in such notice, the Borrower shall prepay in full the then outstanding principal amount of the Loans, together with accrued interest thereon, no later than thirty (30) days after the Bank shall have given such notice.
     2.12 Letter of Credit Subfacility.
     (a) Issuance. Subject to and upon the terms and conditions hereof, so long as no Default or Event of Default has occurred and is continuing, at any time before the seventh day prior to the Revolving Credit Termination Date, the Bank will issue Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Bank to be submitted at least five (5) Business Days prior to the requested date of issuance; provided, however, that (i) the aggregate amount of Letter of Credit Exposure shall not at any time exceed $400,000 and (ii) the sum of the aggregate outstanding principal amount of the Revolving Loans and the Letter of Credit Exposure shall not at any time exceed the lesser of (x) the Revolving Credit Commitment or (y) the Threshold Amount. All Letters of Credit shall be denominated in Dollars.
     (b) Term; Extension. No Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, that so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension. Notwithstanding the foregoing, no Letter of Credit as originally issued or as extended shall have an expiry date extending beyond the Revolving Credit Termination Date.
     (c) Reimbursement. The Borrower agrees to reimburse the Bank in immediately available funds (with the proceeds of a Revolving Loan obtained hereunder or otherwise) for any payment made by the Bank under any Letter of Credit (each such amount so paid until reimbursed, together with any interest payable thereon, a “Reimbursement Obligation”) no later than the next Business Day after such payment is made by the Bank. Any Reimbursement Obligation shall be deemed timely satisfied (but still subject to the payment of interest) if satisfied pursuant to a Borrowing of Revolving Loans made no later than one Business Day after the date of such payment by the Bank. Interest on Reimbursement Obligations shall accrue at a rate equal to the Adjusted LIBOR Rate to the extent not reimbursed prior to 2:00 p.m. Charlotte, North Carolina time, on the date of such payment is made by the Bank. The Bank shall provide the Borrower with prompt notice of any payment or disbursement made or to be made under any Letter of Credit, although the failure to give, or any delay in giving, such notice shall not release, diminish or otherwise affect the Borrower’s obligations under this Section 2.12(c) or any other provision of this Agreement. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Bank, the beneficiary of the Letters of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

     (d) Payment by Revolving Loans. In the event that the Bank makes any payment under any Letter of Credit and the Borrower shall not have timely satisfied in full its Reimbursement Obligation to the Bank pursuant to Section 2.12(c) hereof and to the extent that any amounts then held as cash collateral pursuant to Section 2.12(e) hereof shall be insufficient to satisfy such Reimbursement Obligation in full, each such payment by the Bank shall constitute a Revolving Loan to the Borrower (the Borrower being deemed to have given a timely Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement.
     (e) Cash Collateralization. In the event that the aggregate Letter of Credit Exposure exceeds the lesser of (x) the Revolving Credit Commitment and (y) the Threshold Amount, the Borrower shall pay to the Bank cash collateral equal to the amount of such excess irrespective of whether the Bank shall have paid any amount to a beneficiary of a Letter of Credit. The Bank shall have exclusive control over such cash collateral and in the event of a drawing and subsequent payment by the Bank under any Letter of Credit, the Bank may satisfy such Reimbursement Obligation with such cash collateral and its proceeds.
ARTICLE III
CLOSING; CONDITIONS OF CLOSING AND BORROWING
     3.1 Conditions of Initial Loans and Advances. The obligation of the Bank to make Loans in connection with the initial Borrowing hereunder is subject to the satisfaction of the following conditions precedent:
     (a) Credit Documents. The Bank shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Bank shall have requested:
     (i) from each of the parties hereto, a duly executed counterpart of this Agreement signed by such party;
     (ii) a duly executed Revolving Note for the account of the Bank;
     (iii) the Guaranty, duly completed and executed by each Subsidiary, of the Borrower (other than foreign Subsidiaries), in form and substance satisfactory to the Bank;
     (iv) the Security Agreement, duly completed and executed by the Borrower and each of its Subsidiaries (other than foreign Subsidiaries), in form and substance satisfactory to the Bank; and
     (v) an opinion of counsel to the Borrower dated as of the Closing Date and addressed to the Bank, in form and substance satisfactory to the Bank.
     (b) Closing Certificate. The Bank shall have received a certificate, signed by the president, the chief executive officer or the chief financial officer of the Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to the Bank, certifying that

(i) all representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and the other Credit Documents are true, correct and complete as of the Closing Date, both immediately before and after giving effect to the making of the initial Loans and the application of the proceeds thereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the making of the initial Loans and the application of the proceeds thereof, (iii) both immediately before and after giving effect to the making of the initial Loans and the application of the proceeds thereof, no Material Adverse Effect has occurred since December 31, 2004, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect, and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section 3.1 and in Section 3.2 have been satisfied or waived as required hereunder.
     (c) Secretary’s Certificate. The Bank shall have received a certificate of the secretary or an assistant secretary of the Borrower and each of its Subsidiaries as of the Closing Date, dated as of the Closing Date and in form and substance reasonably satisfactory to the Bank, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such party, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and (iv) as to the incumbency and genuineness of the signature of each officer of such party executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.
     (d) Good Standings. The Bank shall have received a certificate as of a recent date of the good standing or existence of the Borrower and each of its Subsidiaries under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.
     (e) Consents; Approvals. All approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement or the other Credit Documents shall have been obtained, without the imposition of conditions that are not acceptable to the Bank, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Bank shall have received such copies thereof as it shall have reasonably requested.
     (f) Lien Searches. The Bank shall have received certified reports from an independent search service satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names the Borrower, or any of the Borrower’s Subsidiaries as debtor, and the results thereof shall be reasonably satisfactory to the Bank.

     (g) Recording and Filing. The Bank shall have received evidence that UCC-1 Financing Statements naming the Borrower as debtor and the Bank as secured party and describing the collateral encumbered by the Security Documents have been duly filed in each jurisdiction necessary to perfect the Liens created by the Security Documents and that all other filings and action needed to provide the Bank with a perfected, first priority security interest in the collateral described in the Security Documents have occurred.
     (h) Insurance. The Bank shall have received certificates of insurance evidencing the insurance coverages described on Schedule 4.16 and all other or additional coverages required under the Security Documents and naming the Bank as loss payee or additional insured, as its interests may appear.
     (i) No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court or other governmental authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or that is related to or arises from, the making of the Loans.
     (j) Payoff Letters. Concurrently with the making of the initial Loans hereunder, (i) all other Indebtedness of the Borrower or any of its Subsidiaries other than Indebtedness permitted under Section 7.2 (collectively, the “Terminating Indebtedness”), shall be repaid and satisfied in full and all guaranties related thereto extinguished, (ii) all commitments to extend credit under any Terminating Indebtedness shall be terminated, (iii) any Liens securing any Terminating Indebtedness shall be released and any related filings (including UCC filings, mortgages, and intellectual property filings) terminated of record (or arrangements satisfactory to the Bank made therefor), and (iv) any letters of credit outstanding under any Terminating Indebtedness for which the Borrower or any of its Subsidiaries is obligated shall have been terminated, canceled or replaced; and the Bank shall have received evidence of the foregoing satisfactory to it, including a payoff letter executed by the lenders or the agent under the Terminating Indebtedness.
     (k) Fees; Expenses. The Borrower shall have paid (i) to the Bank, the fees required to be paid to them on the Closing Date, and (ii) all other fees and reasonable expenses required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement and the other Credit Documents.
     (1) No Material Adverse Change. Since December 31, 2004, both immediately before and after giving effect to the consummation of this Agreement, there shall not have occurred (i) a Material Adverse Effect or (ii) any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.
     (m) Other Documents. The Bank shall have received such other documents, certificates, opinions, instruments and other evidence as the Bank may reasonably request, all in form and substance satisfactory to the Bank and its counsel.

     3.2 Conditions to all Loans. The obligation of the Bank to make any Loan hereunder (including any Loans made on or after the Closing Date), is subject to the continued validity of all Credit Documents and the satisfaction of the following conditions:
     (a) The Bank shall have received a notice of borrowing (each a “Notice of Borrowing”), in the form of Exhibit D, specifying (i) the aggregate principal amount of the requested Loan to be made pursuant to such Borrowing, and (ii) the requested date of such Borrowing, which shall be a Business Day. Each such Notice of Borrowing shall be irrevocable.
     (b) Each of the representations and warranties made by the Borrower in Article IV shall be true and correct on and as of such date with the same effect as if made on and as of such date (except to the extent any such representation or warranty related to a specific date, in which case such representation or warranty shall be true and correct as of such date); and
     (c) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the portion of the Loan to be made on such date.
     3.3 Waiver of Conditions Precedent. If the Bank funds any portion of the Loans hereunder prior to the fulfillment of any of the conditions precedent set forth in this Article III, the making of such Loan shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and the Borrower shall thereafter use its best efforts to fulfill each such condition within thirty (30) days after the date of such funding.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Each of the Borrower and its Subsidiaries represents and warrants to the Bank as follows:
     4.1 Corporate Organization and Power. Each of the Borrower and its Subsidiaries (a) is a corporation or a limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be; (b) is duly qualified or licensed to do business and is in good standing in every other jurisdiction where the nature of its business or its properties makes such qualification or licensing necessary (except where the failure to be so qualified or licensed would not have a Material Adverse Effect); (c) has full corporate or limited liability company power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (d) has all governmental licenses, permits, franchises, certificates, inspections, authorizations, consents and approvals required to carry on its business as it is now being conducted (except where the failure to have such governmental authorization would not have a Material Adverse Effect).
     4.2 Corporate Authority: No Conflict With Other Instruments or Law. The execution, delivery and performance of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby (a) are within the corporate or limited liability company power and authority of the Borrower and each of its Subsidiaries, (b) have been duly authorized by all necessary corporate or limited liability company action on the part of the Borrower and each of its Subsidiaries, (c) do not and will not conflict with, contravene or violate any provision of, or result in a breach of or default under, or require the waiver (not already obtained) of any provision of or the consent (not already given) of any Person under the terms of the Borrower’s or any of its Subsidiaries’ articles or certificate of incorporation or formation, its bylaws or operating agreement, or other applicable formation or organizational documents, or any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it is bound or to which any of its properties are subject, (d) will not violate, conflict with, give rise to any liability under, or constitute a default under any Requirement of Law, and (e) will not result in the creation, imposition, or acceleration of any indebtedness or tax or any Lien that is not a Permitted Lien of any nature upon, or with respect to, the Borrower or any of its Subsidiaries or any of their properties.
     4.3 Due Execution and Delivery. This Agreement and the other Credit Documents to which the Borrower and each of its Subsidiaries is a party have been duly executed and delivered to the Bank by an officer of the Borrower who has been duly authorized to perform such acts.
     4.4 Enforceability. This Agreement and the other Credit Documents to which the Borrower and each of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Borrower and each of its Subsidiaries enforceable against the Borrower and each of its Subsidiaries in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, statutes or rules of general application affecting the enforcement of creditor’s rights or general principles of equity.
     4.5 Governmental Approval. The execution, delivery and performance of this Agreement and the other Credit Documents to which the Borrower and each of its Subsidiaries is a party and the transactions contemplated hereby and thereby do not require any authorization, exemption, consent or approval of, notice to, or declaration or filing with, any Governmental Authority other than those obtained on or before the Closing Date.
     4.6 Margin Stock. None of the Borrower or its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System). The execution, delivery and performance of this Agreement and the use of the proceeds of the Loan or any extension of credit hereunder, do not and will not constitute a violation of such Regulations.
     4.7 Investment Company. None of the Borrower or its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     4.8 Taxes. None of the Borrower or its Subsidiaries is delinquent in the payment of any taxes that have been levied or assessed by any Governmental Authority against it or its assets unless such tax is being contested in good faith by proper proceedings and adequate reserves satisfactory to the Bank have been established and maintained with respect thereto. The Borrower and each of its Subsidiaries has timely filed all tax returns that are required by law to be filed, and has paid all taxes shown on said returns to be payable by the Borrower and each of its Subsidiaries and all other assessments or fees levied upon it or upon its properties to the extent that such taxes, assessments or fees have become due, and if not due, such taxes have been adequately provided for and sufficient reserves therefor established on its books of account. No material controversy in respect of the Borrower’s or any of its Subsidiaries’ income taxes is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.
     4.9 Litigation. Except as set forth on Schedule 4.9, there is no judgment, injunction or similar order or decree which, and no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries, before any court, commission, panel, board, bureau, arbitrator or any Governmental Authority which (in any one case or in the aggregate, if determined adversely to the interests of the Borrower or any of its Subsidiaries), (a) is reasonably likely to have a Material Adverse Effect, or (b) affects the validity or enforceability of this Agreement or any of the other Credit Documents.
     4.10 Financial Statements; Solvency.
     (a) The Borrower has delivered to the Bank (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of October 31, 2002, 2003 and 2004, in each case with the related statements of income, cash flows and stockholders’ equity for the Fiscal Years then ended, together with the opinion of Sharf Pera & Co., PLLC thereon, (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2005, with the related statements of income, cash flows and stockholders’ equity for the six-month period then ended, respectively. Such financial statements contain no material misstatement or omission and fairly present the financial position, assets and liabilities of the Borrower and each of its Subsidiaries for the respective periods then ended.
     (b) Except as set forth on Schedule 4.10(b), each of the Borrower and its Subsidiaries is Solvent.
     (c) Set forth on Schedule 4.10(c) is a list of all note receivables of the Borrower and its Subsidiaries, including all notes from Franchisees and Former Franchisee Receivables (each indicated as such), outstanding as of the Closing Date, and including the outstanding balance of each such note receiveable.
     4.11 No Material Adverse Change. Since December 31, 2004, (a) there has been no Material Adverse Change, nor to the knowledge of the Borrower or any of its Subsidiaries, is any Material Adverse Change threatened or reasonably likely to occur, and (b) neither the Borrower nor any of its Subsidiaries has incurred any obligation or liability that would be reasonably likely to have a Material Adverse Effect or entered into any material contracts not specifically contemplated by this Agreement or the other Credit Documents or not in the ordinary course of business consistent with past practice.
     4.12 Compliance with Laws. To the best knowledge of the Borrower and its Subsidiaries, each of the Borrower and its Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     4.13 Environmental Compliance. Except as set forth on Schedule 4.13, to the best knowledge of the Borrower and its Subsidiaries,
     (a) (i) no Hazardous Material is or has been generated, used, released, treated, disposed of or stored, or otherwise located, in, on or under any property owned, leased or operated by the Borrower or any of its Subsidiaries or any portion thereof, and no part of the property owned, leased or operated by the Borrower or any of its Subsidiaries (now or in the past), including without limitation the soil and groundwater located thereon and thereunder, has been contaminated by any Hazardous Material; (ii) no improvements on the property owned, leased or operated by the Borrower or any of its Subsidiaries contain any asbestos or substances containing asbestos; (iii) none of the property owned, leased or operated by the Borrower or any of its Subsidiaries has been the subject of an environmental audit or assessment, or remedial action; and (iv) the foregoing statements are true and correct with respect to all of the real property adjoining any of the property owned, leased or operated by the Borrower or any of its Subsidiaries.
     (b) None of the property owned, leased or operated by the Borrower or any of its Subsidiaries (now or in the past) has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems.
     (c) There are no underground storage tanks situated on the property owned, leased or operated by the Borrower or any of its Subsidiaries and no underground storage tanks have ever been situated on the property owned, leased or operated by the Borrower or any of its Subsidiaries.
     (d) All activities and operations of each of the Borrower and its Subsidiaries meet all requirements of all applicable Environmental Laws, none of the Borrower or its Subsidiaries has violated any Environmental Law in the past, and none of the property owned, leased or operated by the Borrower and its Subsidiaries has ever been the site of a violation of any Environmental Law.
     (e) None of the Borrower or its Subsidiaries has sent a Hazardous Material to a site which, pursuant to any Environmental Law, (i) has been placed on the “National Priorities List”or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems, or (ii) is subject to, or the source of, a claim, an administrative order or other request to take “response,” “removal,” “corrective” or “remedial” action, as defined in any Environmental Law, or to pay for or contribute to the costs of cleaning up the site.
     (f) None of the Borrower or its Subsidiaries is involved in any suit or proceeding and has not received any notice from any Governmental Authority or other third party with respect to a release or threat of release of any Hazardous Material, or violation or alleged violation of any Environmental Law, and has not received notice of any claim from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material.
     (g) Each of the Borrower and its Subsidiaries has timely filed all reports required to be filed, has acquired all necessary certificates, approvals and permits, and has generated and maintained all required data, documentation and records required under all Environmental Laws.
     4.14 Ownership of Properties. Each of the Borrower and its Subsidiaries (i) has good and marketable title to all real property owned respectively by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the financial statements referred to in Section 4.10 (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens other than Permitted Liens. Schedule 4.14 lists, as of the Closing Date, all Realty of the Borrower and each of its Subsidiaries, indicating in each case the identity of the owner, the address of the property, the nature of the use of the premises and whether such interest is a leasehold or fee ownership interest.
     4.15 Intellectual Property. Each of the Borrower and its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted. Schedule 4.15 lists, as of the Closing Date, all registered Intellectual Property owned by the Borrower or any of its Subsidiaries. No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower does not infringe on the known rights of any Person.
     4.16 Insurance. Schedule 4.16 sets forth, as of the Closing Date, an accurate and complete list and a brief description (including the insurer, policy number, type of insurance, coverage limits, deductibles, expiration dates and any special cancellation conditions) of all policies of property and casualty, liability (including, but not limited to, product liability), business interruption, workers’ compensation, keyman life insurance, and other forms of insurance owned or held by the Borrower or any of its Subsidiaries or pursuant to which any of their respective assets are insured. The assets, properties and business of the Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.
     4.17 ERISA.
     (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan. The Borrower and each member of the Controlled Group are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

     (b) Neither the Borrower nor any member of the Controlled Group has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such liability is expected to be incurred.
     (c) Neither the Borrower nor any member of the Controlled Group has participated in a prohibited transaction, as defined in Section 406 of ERISA or Section 4975(c) of the Code, which could subject either the Borrower or a member of the Controlled Group to any material civil penalty under ERISA or material tax under the Code.
     4.18 Full Disclosure. All information heretofore furnished to the Bank by each of the Borrower and its Subsidiaries for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished to the Bank by each of the Borrower and its Subsidiaries will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. Each of the Borrower and its Subsidiaries has disclosed to the Bank in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower or any of its Subsidiaries can now reasonably foresee), the business, operations, prospects or condition, financial or otherwise, of each of the Borrower and its Subsidiaries, or the ability of the Borrower or any of its Subsidiaries to perform its obligations under this Agreement or any of the other Credit Documents.
     4.19 No Default. No Default or Event of Default under this Agreement has occurred and is continuing.
     4.20 Subsidiaries. Except as set forth on Schedule 4.20, the Borrower has no Subsidiaries. Except as indicated on Schedule 4.20, none of the Subsidiaries are foreign Subsidiaries.
     4.21 First Priority Liens. Except for Permitted Liens, this Agreement, together with the Security Documents and the actions described in clauses (i), (ii) and (iii) of Section 3.2 of the Security Agreement, will create valid, perfected, first-priority security interests in the collateral described in the Security Documents, in each case enforceable against the Borrower and each of its Subsidiaries and securing the payment of all obligations purported to be secured thereby.
     4.22 Labor Relations. None of the Borrower or its Subsidiaries is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. As of the Closing Date, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries, and (iii) to the knowledge of the Borrower, no petition for certification or union election or union organizing activities taking place with respect to the Borrower or any of its Subsidiaries. As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries.

     4.23 OFAC; Anti-Terrorism Laws.
     (a) None of the Borrower or its Subsidiaries is a Sanctioned Person or does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC.
     (b) The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE V
AFFIRMATIVE COVENANTS
     Until payment in full of all Obligations of the Borrower to the Bank, the Borrower will, and will cause its Subsidiaries to:
     5.1 Financial and Business Information. Deliver to the Bank:
     (a) Within forty-five (45) days after the close of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter and consolidated statements of income and cash flows for the Borrower and its Subsidiaries for the Fiscal Quarter then ended and for that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a basis consistent with that of the preceding period or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the period, subject only to audit and year-end adjustments, and certified by the Borrower’s president or chief financial officer to be true and accurate;
     (b) Within one hundred twenty (120) days after the close of each Fiscal Year of the Borrower, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited consolidated statements of income and cash flows for the Borrower and its Subsidiaries for the Fiscal Year then ended, including the notes to each, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year, prepared by an independent certified public accountant reasonably acceptable to the Bank, in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountant containing an opinion that is not qualified with respect to scope limitations imposed by the Borrower or its Subsidiaries or with respect to accounting principles followed by the Borrower or its Subsidiaries not in accordance with GAAP;

     (c) Within one hundred twenty (120) days after the close of each Fiscal Year of HB Service (beginning with the Fiscal Year ending December 31, 2006), a management-prepared (and audited if an audit is conducted) consolidated balance sheet of HB Service as of the close of such Fiscal Year and management-prepared (and audited if an audit is conducted) consolidated statements of income and cash flows for the HB Service for the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year, and if an audit is conducted, such financial statements shall be prepared by an independent certified public accountant reasonably acceptable to the Bank, in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountant containing an opinion that is not qualified with respect to scope limitations imposed by HB Service or with respect to accounting principles followed by HB Service not in accordance with GAAP;
     (d) Concurrently with the delivery of the financial statements described in subsection (b) above, a certificate addressed to the Bank from the independent certified public accountant that in making its audit of the financial statements of the Borrower and its Subsidiaries, it obtained no knowledge of the occurrence or existence of any Default or Event of Default under this Agreement, or specifying the nature and period of existence of any such Default or Event of Default; provided, however, that such accountant shall not be liable to anyone by reason of its failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;
     (e) Concurrently with the delivery of the financial statements described in subsections (a) and (b) above, a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by the president or chief financial officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VI as of the last day of the period covered by such financial statements;
     (f) On or before the earlier of (i) thirty (30) days after of the Closing Date and (ii) November 30, 2005, a consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2004 and consolidated statements of income and cash flows for the Borrower and its Subsidiaries for the two-month period then ended, all prepared in accordance with GAAP, and certified by the Borrower’s president or chief financial officer to be true and accurate;
     (g) Prompt notice of any Material Adverse Change; and
     (h) Within a reasonable time, upon the Bank’s request, such other information about the property, financial condition and operations of the Borrower and its Subsidiaries as the Bank may from time to time reasonably request.
     5.2 Notice of Certain Events. Give written notice to the Bank of the following:
     (a) promptly after a Responsible Officer’s learning thereof, (i) the commencement of any material litigation affecting the Borrower or any of its Subsidiaries or any of their respective assets, whether or not the claim is considered by the Borrower to be covered by insurance, and (ii) the institution of any material administrative proceeding, that in the case of either clause (i) or (ii), would be reasonably likely to have a Material Adverse Effect if decided adversely to the Borrower or its Subsidiaries;
     (b) immediately after a Responsible Officer’s learning thereof, the occurrence of any Casualty Event;
     (c) at least 10 days prior thereto, the opening of any new office or place of business of the Borrower or any of its Subsidiaries;
     (d) as soon as reasonably practicable, but in any event at least five Business Days prior thereto, the closing of any existing office or place of business of the Borrower or any of its Subsidiaries;
     (e) promptly after a Responsible Officer’s learning thereof, any labor dispute to which the Borrower or any of its Subsidiaries may become a party, or any strike or walkout relating to any of their plants or other facilities, in either case that is reasonably likely to have a Material Adverse Effect, and the expiration of any labor contract to which the Borrower or any of its Subsidiaries is a party or by which any of them is bound;
     (f) promptly after the occurrence thereof, any default by any obligor under any note or other evidence of Indebtedness payable to the Borrower or any of its Subsidiaries exceeding $300,000;
     (g) promptly after the rendition thereof, any judgment in an amount exceeding $300,000 rendered against the Borrower or any of its Subsidiaries;
     (h) promptly after a Responsible Officer’s learning thereof, any material (i) Environmental Liability, (ii) pending, threatened or anticipated judicial or administrative proceeding arising from or in any way associated with any Environmental Law, (iii) notice from any Governmental Authority, or by any other Person, of possible or alleged noncompliance with or liability under any Environmental Law and any investigations concerning any violation of any Environmental Law, (iv) judgment, decree, order or written agreement with a Governmental Authority or other entity arising from or in any way associated with any Environmental Law, in each case at, on, in, under or in any way affecting the Realty or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing;
     (i) if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, and provide the Bank with a copy of such notice; and
     (j) promptly, but in any event within five Business Days after the Borrower becomes aware of the occurrence of any Default or Event of Default.

     5.3 Existence; Franchises; Maintenance of Properties. (a) Maintain and preserve in full force and effect its legal existence, its good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and its qualification to do business in every other jurisdiction where the nature of its business or its properties makes such qualification necessary (except where the failure to be so qualified or licensed would not have a Material Adverse Effect), (b) obtain, maintain and preserve in full force and effect its Intellectual Property and all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Borrower, are no longer useful or desirable in the conduct of the business.
     5.4 Compliance with Law. Comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
     5.5 Payment of Obligations. (a) Pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of the Borrower or any of its Subsidiaries; provided, however, that the Borrower and its Subsidiaries shall not be required to pay any such liability, obligation, tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such party is maintaining adequate reserves with respect thereto in accordance with GAAP.
     5.6 Maintenance of Books and Records: Inspection. Maintain adequate books, accounts and records, and prepare all financial statements required under this Agreement in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it. The Borrower shall permit any employee or representative of the Bank to visit and inspect any of its properties, to examine and audit its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and, upon prior notice to the Borrower, its independent public accountants (and by this provision the Borrower authorizes said accountants to discuss its finances and affairs with the Bank and to provide the Bank with access to such accountants’ work papers), all upon reasonable notice during business hours and as often as may be reasonably requested.
     5.7 Maintenance of Insurance. Maintain and pay for insurance upon the Borrower and its property, wherever located, covering casualty, hazard, public liability, product liability, business interruption, boiler, fidelity and such other risks, casualties and contingencies as is customary in the business in which the Borrower is engaged, all in such amounts and with such insurance companies as shall be reasonably satisfactory to the Bank.
     5.8 Compliance with ERISA.
     (a) The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply in all material respects with ERISA and the Code and the regulations and requirements of the PBGC, except where the necessity of such compliance is being contested in good faith through appropriate proceedings.
     (b) The Borrower and each member of the Controlled Group will make timely payment of contributions required to meet the minimum funding standards set forth in ERISA and the Code with respect to any Plan, and will not take any action or fail to take action the result of which action or inaction could be a material liability for the Borrower or a member of the Controlled Group to the PBGC or a Multiemployer Plan. Neither the Borrower nor a member of the Controlled Group will participate in a prohibited transaction, as defined in Section 406 of ERISA or Section 4975(c) of the Code, which could subject either the Borrower or a member of the Controlled Group to any material civil penalty under ERISA or material tax under the Code.
     5.9 Name Change. Notify the Bank at least thirty (30) days prior to the effective date of any change of its name, and prior to such effective date the Borrower shall have executed any required amended or new UCC financing statements and other documents necessary to maintain and continue the perfected security interests of the Bank in all of its collateral and shall have taken such other actions and executed such documents as the Bank shall reasonably require.
     5.10 Creation of Subsidiaries. Subject to the provisions of Section 7.12, the Borrower may from time to time create new Subsidiaries and the Subsidiaries of the Borrower may create new Subsidiaries, provided that concurrently with (and in any event within ten (10) Business Days after) the creation thereof:
     (a) Each such new Subsidiary will execute and deliver to the Bank (i) a joinder to the Guaranty, pursuant to which such new Subsidiary shall become a Subsidiary Guarantor thereunder and shall guarantee the payment in full of the Obligations of the Borrower under this Agreement and the other Credit Documents, and (ii) a joinder to the Security Agreement, pursuant to which such new Subsidiary shall become a party thereto and shall grant to the Bank a first priority Lien upon and security interest in its accounts receivable, inventory, equipment, general intangibles and other personal property as collateral for its obligations under the Guaranty, subject only to Permitted Liens; and
     (b) The Borrower will deliver to the Bank a certificate of the secretary or an assistant secretary of such Subsidiary, in form and substance reasonably satisfactory to the Bank, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Subsidiary, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such Subsidiary, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Subsidiary, authorizing the execution, delivery and performance of the Credit Documents to which it is a party, and (iv) as to the incumbency and genuineness of the signature of each officer of such Subsidiary executing such Credit Documents, and attaching all such copies of the documents described above;
provided, however, that the provisions of this Section 5.10 shall not be required with respect to foreign Subsidiaries.
     5.11 OFAC, PATRIOT Act Compliance. (a) Refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (b) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the PATRIOT Act.
     5.12 Banking Relationship. The Borrower shall maintain a significant operating relationship with the Bank during the period for which any Loans or the Revolving Credit Commitment is outstanding, including without limitation, maintaining its primary depository account, cash management and lockbox services with the Bank.
     5.13 Further Assurances. Make, execute, endorse, acknowledge and deliver to the Bank any amendments, restatements, modifications or supplements hereto and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Bank to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Bank under this Agreement and the other Credit Documents.
ARTICLE VI
FINANCIAL COVENANTS
     The Borrower covenant and agrees that, until payment in full of all Obligations of the Borrower to the Bank the Borrower will not:
     6.1 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.25:1.00.
     6.2 Minimum Net Worth. Permit the Consolidated Net Worth of the Borrower to be less than $4,600,000 plus (i) 75% of Consolidated Net Income for the Borrower for each Fiscal Year ending on or after December 31, 2006 (provided that Consolidated Net Income for any such Fiscal Year shall be taken into account for purposes of this calculation only if positive) plus (ii) 50% of the aggregate amount of all increases in the stated capital and additional paid-in capital accounts of the Borrower, as determined on a consolidated basis in accordance with GAAP, resulting from the issuance of equity securities (including pursuant to the exercise of options, rights or warrants or pursuant to the conversion of convertible securities) or other

Capital Stock after the Closing Date plus (iii) 90% of the Consolidated Net Worth of HB Service on the day that HB Service becomes a Subsidiary of the Borrower.
     6.3 Funded Debt to EBITDA Ratio. Permit the Funded Debt to EBITDA Ratio as of the last day of any Fiscal Quarter to be greater than (i) 3.75:1.00 for the Fiscal Quarter ending June 30, 2006, (ii) 3.50:1.00 for the Fiscal Quarter ending September 30, 2006, or (iii) 3.00:1.00 for any Fiscal Quarter ending thereafter.
ARTICLE VII
NEGATIVE COVENANTS
     Until payment in full of all Obligations of the Borrower to the Bank, the Borrower will not, and will not permit its Subsidiaries to, without the express prior written approval of the Bank:
     7.1 Mergers; Consolidations. Merge or consolidate with or into any other Person, liquidate, wind up or dissolve; provided, however, that HB Service or any of its Subsidiaries, any Franchisee or any Subsidiary of the Borrower may merge or consolidate with, or be liquidated into, (i) the Borrower (so long as the Borrower is the surviving or continuing entity) or (ii) any other Subsidiary (so long as the surviving or continuing entity is a Subsidiary Guarantor), and in each case (x) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, and (y) in the case of the merger or consolidation with a Franchisee, the transaction would have been permitted under Section 7.5(x).
     7.2 Indebtedness. Directly or indirectly issue, assume, create, incur or suffer to exist any Indebtedness except for:
     (i) Indebtedness of the Borrower and its Subsidiaries in favor of the Bank incurred under (x) this Agreement and the other Credit Documents, and (y) the $15,000,000 Credit Agreement and the Credit Documents (as defined therein);
     (ii) Indebtedness secured by Permitted Liens;
     (iii) Indebtedness of the Borrower under Hedge Agreements entered into in connection with this Agreement or in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes;
     (iv) purchase money Indebtedness of the Borrower and its Subsidiaries incurred solely to finance the acquisition, construction or improvement of any equipment, real property or other fixed assets in the ordinary course of business, including Indebtedness in respect of Capitalized Lease Obligations, provided that all such Indebtedness shall not exceed $1,000,000 in aggregate principal amount outstanding at any time;
     (v) notwithstanding subsection (iv) above, purchase money Indebtedness of the Borrower incurred pursuant to an agreement to be entered into with Microsoft Corp.

for the purchase of software and accompanying licenses for a purchase price not to exceed $2,000,000; and
     (vi) other Indebtedness of the Borrower and its Subsidiaries incurred in the ordinary course of business.
     7.3 Liens and Encumbrances. Create, assume or suffer to exist any Lien in or on any of its property, real or personal, whether now owned or hereafter acquired, except for (collectively, the “Permitted Liens”):
     (i) Liens in favor of the Bank created by or otherwise existing under or in connection with this Agreement and the other Credit Documents;
     (ii) Liens imposed by mandatory provisions of law of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable;
     (iii) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business, provided that all such liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect;
     (iv) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings, provided that all such liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect and, if requested by the Bank, the Borrower or such Subsidiary has established reserves satisfactory to the Bank with respect thereto;
     (v) Liens of judgments, execution, attachment or similar process which will not result or have not yet resulted in the occurrence of an Event of Default as set forth in Sections 8.1(k) or (l) hereof;
     (vi) Liens with respect to any Realty occupied by the Borrower or any of its Subsidiaries, (a) all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof, and (b) any other Lien or exception to coverage described in mortgagee policies of title insurance issued in favor of and accepted by the Bank;
     (vii) Liens securing the purchase money Indebtedness permitted under Section 7.2(iv), provided that (x) any such Lien shall attach to the property being acquired, constructed or improved with such Indebtedness concurrently with or within ninety (90) days after the acquisition (or completion of construction or improvement) by the Borrower or such Subsidiary, (y) the amount of the Indebtedness secured by such Lien shall not exceed the cost to the Borrower or such Subsidiary of acquiring, constructing or improving the property and any other assets then being financed solely by the same financing source, and (z) any such Lien shall not encumber any other property of the Borrower or any of its Subsidiaries except assets then being financed solely by the same financing source; and
     (viii) Liens securing the Terminating Indebtedness as set forth on Schedule 7.3(viii); provided that such Liens shall be released and any related filings terminated of record as required under Section 3.1(j).
     7.4 Disposition of Assets. Sell, lease, transfer, convey or otherwise dispose of any of its assets or property, other than:
     (i) the sale or other disposition of inventory or Cash Equivalents in the ordinary course of business, the sale or write-off of past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes), and the termination or unwinding of Hedge Agreements permitted hereunder;
     (ii) the sale, exchange or other disposition in the ordinary course of business of equipment or other assets that are obsolete or no longer necessary for the operations of the Borrower and its Subsidiaries with an aggregate net book value on the Borrower’s balance sheet of no more than $100,000 in the aggregate;
     (iii) dividends permitted under Section 7.6; and
     (iv) the sale of all or any portion of any Franchisee or complimentary business for fair value so long as the proceeds of all such sales do not exceed $500,000 in any Fiscal Year.
     7.5 Restricted Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock, evidence of indebtedness, or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person (collectively, “Investments”), except for:
     (i) Investments consisting of Cash Equivalents;
     (ii) Investments consisting of the extension of trade credit, the creation of prepaid expenses, and the purchase of inventory, supplies, equipment and other assets, in each case by the Borrower and its Subsidiaries in the ordinary course of business;
     (iii) Investments (including equity securities and debt obligations) of the Borrower and its Subsidiaries received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

     (iv) without duplication, Investments with related Persons expressly permitted under Section 7.7;
     (v) Investments of the Borrower under Hedge Agreements entered into in connection with this Agreement or in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks and not for speculative purposes;
     (vi) Investments consisting of loans or advances by the Borrower to HB Service, provided that the aggregate amount outstanding at any time does not exceed $15,000,000;
     (vii) Investments in connection with the creation (but not acquisition) of new Subsidiaries organized under the laws of one of the United States, provided the Borrower complies with the terms of Section 5.10;
     (viii) Investments in connection with the creation (but not acquisition) of new Subsidiaries organized under the laws of Canada or Australia, provided that in no event shall such investments exceed an aggregate amount of (x) $500,000 per foreign Subsidiary in Australia or (y) $7,500,000 per foreign Subsidiary in Canada;
     (ix) Investments in connection with the creation (but not acquisition) of new Subsidiaries organized under the laws of a jurisdiction outside of the United States (other than Canada and Australia), provided that in no event shall such investments exceed an aggregate amount of $250,000 per foreign Subsidiary;
     (x) Investments consisting of the acquisition of capital stock or substantially all the assets of Franchisees in the United States, Canada or Australia, provided that (i) immediately after giving pro forma effect to such acquisition (and the incurrence of any Indebtedness in connection therewith), the Borrower is in compliance with the financial covenants set forth in Article VI for the Fiscal Quarter most recently ended for which financial statements are required to have been delivered under Section 5.1(a) or 5.1(b), and (ii) in the case of an acquisition of capital stock, the Borrower complies with Section 5.10; and
     (xi) other Investments of the Borrower and its Subsidiaries not otherwise permitted under this Section 7.5 (including joint ventures, but excluding Investments in Subsidiaries organized under the laws of a foreign jurisdiction) in an aggregate amount not exceeding $7,500,000 at any time outstanding for all such Investments, provided provided that immediately after giving pro forma effect to such Investment (and the incurrence of any Indebtedness in connection therewith), the Borrower is in compliance with the financial covenants set forth in Article VI for the Fiscal Quarter most recently ended for which financial statements are required to have been delivered under Section 5.1(a) or 5.1(b).
     7.6 Restricted Payments. Directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock, or set aside funds for any of the foregoing, except that:

     (i) the Borrower and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in its Capital Stock, in each case to the extent not prohibited under applicable Requirements of Law;
     (ii) each Subsidiary of the Borrower may declare and make dividend payments or other distributions to the Borrower or to another Subsidiary of the Borrower, in each case (x) to the extent not prohibited under applicable Requirements of Law, and (y) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
     (iii) the Borrower may declare and make dividend payments and other distributions in cash if no Default or Event of Default shall have occurred and be continuing or would result therefrom.
     7.7 Transactions With Affiliates. Except as otherwise permitted by Sections 7.2 and 7.6, directly or indirectly make any loan or advance to, or purchase, assume or guarantee any indebtedness to or from, any of its officers, directors, stockholders, Franchisees or Affiliates, or to or from any member of the immediate family of any of its officers, directors, stockholders, Franchisees or Affiliates, or subcontract any operations to any Affiliate, except for loans and advances to HB Service in accordance with Section 7.5(vi) and travel or other reasonable expense advances to employees in the ordinary course of business not to exceed $100,000 in the aggregate; or enter into any other transaction with any Affiliate, except (i) with respect to the transactions described on Schedule 7.7 hereto or (ii) pursuant to the reasonable requirements of the business of such Franchisee or Affiliate and on terms substantially no more favorable to such Franchisee or Affiliate than those that such Franchisee or Affiliate would obtain in a comparable arms-length transaction with a Person not an Affiliate of the Borrower.
     7.8 Sale-Leaseback Transactions. Directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that the Borrower or any of its Subsidiaries has sold or transferred (or is to sell or transfer) to a Person that is not a party to this Agreement or any of the Credit Documents or (ii) that Borrower or any of its Subsidiaries intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by the Borrower or any of its Subsidiaries to another Person that is not a party to this Agreement or any of the Credit Documents, in each case except for transactions otherwise expressly permitted under this Agreement.
     7.9 Certain Amendments. (a) Amend, modify or waive, or permit the amendment, modification or waiver of, any provision of material contract; or (b) amend, modify or change any provision of its articles or certificate of incorporation or formation, bylaws, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Capital Stock, or any agreement among the holders of its Capital Stock or any of them; in each case other than in a manner that could not reasonably be expected to adversely affect the Bank in any material respect (provided that the Borrower shall give the Bank notice of any such amendment, modification or change covered by subsection (b) above, together with certified copies thereof).

     7.10 Limitation on Certain Restrictions. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Borrower or any of its Subsidiaries to perform and comply with their respective obligations under the Credit Documents or (b) the ability of any Subsidiary of the Borrower to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, except (in the case of clause (b) above only) for such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof, and (iv) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.
     7.11 No Other Negative Pledges. Enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, except for such agreements or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) any agreement or instrument creating a Permitted Lien (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iv) customary provisions in leases and licenses of real or personal property entered into by the Borrower or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the granting of Liens therein or in property that is the subject thereof, and (v) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.
     7.12 Subsidiaries or Partnerships. (a) Become a partner or joint venturer in any partnership or joint venture, unless the Borrower shall give the Bank at least thirty (30) days’ prior written notice thereof or as soon thereafter as reasonably practicable, or (b) acquire or create any Subsidiary or divest itself of any material assets by transferring them to any Subsidiary, unless (i) in the case of a domestic Subsidiary, the Borrower shall give the Bank notice thereof at least thirty (30) days’ prior or as soon thereafter as reasonably practicable, (ii) in the case of a foreign Subsidiary, the Borrower shall give the Bank notice thereof at least thirty (30) days’ prior or as soon thereafter as reasonably practicable, and (iii) whether such Subsidiary is a domestic Subsidiary or a foreign Subsidiary, such Subsidiary shall comply with all of the conditions and requirements set forth in Section 5.10.
     7.13 Lines of Business. Engage in any business other than the business in which it is currently engaged or a business reasonably related thereto, or make any material change in its business objectives.
     7.14 Fiscal Year. Change its Fiscal Year or its method of determining Fiscal Quarters.

     7.15 Accounting Changes. Other than as permitted pursuant to Section 1.2, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP.
ARTICLE VIII
EVENTS OF DEFAULT; REMEDIES
     8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:
     (a) The Borrower shall fail to pay when due any principal amount or any interest, fees or other charges payable under this Agreement, the Note or under any other Credit Document;
     (b) The Borrower shall fail to observe or perform any covenant, restriction or agreement contained in Sections 5.1, 5.2 and 5.3 or Articles VI or VII of this Agreement;
     (c) The Borrower shall fail to observe or perform any covenant, restriction or agreement contained in this Agreement and not described in Sections 8.1(a) or (b) above for fifteen (15) days after the earlier of a Responsible Officer (i) obtaining knowledge of such failure, or (ii) receiving written notice of such failure from the Bank;
     (d) Any representation, warranty, certification or statement made or deemed made by the Borrower in Article IV of this Agreement, in any other Credit Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Credit Document shall prove to have been incorrect in any material respect when made or deemed made;
     (e) The occurrence and continuance of any default or event of default on the part of the Borrower (including specifically, but without limitation, defaults due to non-payment) under the terms of any agreement, document or instrument pursuant to which the Borrower has incurred any Indebtedness for money borrowed in excess of $100,000, which default would permit acceleration of such indebtedness;
     (f) The occurrence and continuance of any default or event of default (i) under any of the other Credit Documents or (ii) under any other loan, contract or agreement between the Borrower or any of Borrower’s Subsidiaries or the holder(s)of Borrower’s majority ownership interest, on the one hand, and the Bank or any of Bank’s Affiliates on the other, including without limitation, the $15,000,000 Credit Agreement;
     (g) Any Security Document to which the Borrower or any of its Subsidiaries is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Bank a valid and perfected security interest in and Lien upon the collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless any such cessation occurs in accordance with the terms thereof or is due to any act or failure to act on the part of the Bank; or the Borrower or any such Subsidiary shall assert any of the foregoing; or any Subsidiary of the Borrower or any Person acting on behalf of any such Subsidiary shall deny or disaffirm such Subsidiary’s obligations under the Guaranty or such;
     (h) The Borrower or any Subsidiary (i) files a petition for relief under the Bankruptcy Code or any other insolvency law or seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (ii) takes any corporate action to authorize or effect any of the foregoing actions, (iii) generally fails to pay, or admits in writing its inability to pay, its debts as such debts become due; (iv) shall apply for, seek or consent to, or acquiesce in, the appointment of a custodian, receiver, trustee, examiner, liquidator or similar official for it or for any material portion of its assets; (v) benefits from or is subject to the entry of an order for relief under any bankruptcy or insolvency law; or (vi) makes an assignment for the benefit of creditors;
     (i) Failure of the Borrower or any Subsidiary within thirty (30) days after the commencement of any proceeding against it seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, to have such proceeding dismissed, or to have all orders or proceedings thereunder affecting the operations or the business of the Borrower or such Subsidiary stayed, or failure of the Borrower or such Subsidiary within thirty (30) days after the appointment, without its consent or acquiescence, of any custodian, receiver trustee, examiner, liquidator or similar official for it or for any material portion of its assets, to have such appointment vacated;
     (j) The Borrower ceases to be Solvent, or ceases to conduct its business substantially as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;
     (k) The entry of one or more judgments or orders for the payment of money in excess of $250,000 in the aggregate against the Borrower or any of its Subsidiaries and such judgment(s) or order(s) shall continue unsatisfied and unstayed for a period of thirty (30) days, unless the Borrower or the relevant Subsidiary elects to appeal such judgment or judgments and (i) the appeal is perfected within the statutory period, and (ii) the Borrower or such Subsidiary had posted an appropriate bond necessary to prevent collection upon the judgment while the appeal is pending;
     (1) The issuance of a writ of execution, attachment or similar process against the Borrower or any of its Subsidiaries which shall not be dismissed, stayed, discharged or bonded within thirty (30) days after a Responsible Officer acquires knowledge thereof;
     (m) A notice of lien, levy or assessment in excess of $100,000 is filed of record with respect to all or any portion of the assets of the Borrower or any of its Subsidiaries by the United States, or any department, agency or instrumentality thereof, or by any other Governmental Authority, including, without limitation, the PBGC, or if any taxes or debts in excess of $100,000 owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon any assets of the Borrower in each case and the same is not satisfied, released, discharged or bonded within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without material penalty;
     (n) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, the Borrower and its ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $100,000;
     (o) Any one or more licenses, permits, accreditations or authorizations of the Borrower or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, if the event giving rise to such action is not remediated within thirty (30) days of notice of any of the foregoing events, would be reasonably likely to have a Material Adverse Effect; or
     (p) Steve Berrard and Wayne Huizenga cease collectively to own, either directly or indirectly through their company, HB Fairview Holdings, LLC, a Delaware limited liability company, on a fully diluted basis (x) a majority of the Capital Stock entitled to vote in the election of directors of the Borrower, or (y) a majority of Capital Stock entitled to share in the profits of the Borrower generally.
     8.2 Remedies. Upon the occurrence and during the continuance of any Event of Default:
     (a) Termination of Revolving Credit Commitment; Acceleration of Indebtedness. The Bank may, in its sole discretion, (i) terminate the Revolving Credit Commitment, which shall thereupon terminate; (ii) declare all or any part of the Obligations immediately due and payable, whereupon such Obligations shall become immediately due and payable without presentment, demand, protest, notice or legal process of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that all Obligations shall automatically become due and payable upon the occurrence of an Event of Default under Sections 8.1(g) or (i); (iii) require the Borrower to pay to the Bank cash collateral in an amount equal to the Letter of Credit Exposure then outstanding, which cash collateral shall immediately become due and payable; and (iv) pursue all other remedies available to it by contract, at law or in equity, including but not limited to its rights under the Security Documents.
     (b) Right of Set-off. The Bank may, and is hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable laws, without advance notice to the Borrower (any such notice being expressly waived by the Borrower), set off and apply any and all deposits (general or special, time or demand, provisional or final but specifically excluding the Swisher Hygiene Irrevocable Trust Account (or its successor)) at any time held and any other indebtedness at any time owing by the Bank or any of its Affiliates to or for the credit or the account of the Borrower against any or all of the Obligations of the Borrower under this Agreement or the other Credit Documents now or hereafter existing, whether or not such obligations have matured. The Bank agrees promptly to notify the Borrower after any such set-off or application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     (c) Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the Bank’s rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by the Bank of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the other Credit Documents or under any other agreement between the Borrower and the Bank or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Bank in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and the Bank or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Credit Documents or to constitute a waiver of any Event of Default.
ARTICLE IX
MISCELLANEOUS
     9.1 Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses of the Bank, including reasonable fees and disbursements of counsel, in connection with: (i) the preparation, execution and delivery of this Agreement and the other Credit Documents, (ii) any amendments, supplements, consents or waivers hereto or to the Credit Documents, and (iii) the administration or enforcement of this Agreement and the other Credit Documents. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the other Credit Documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. It is the intention of the parties hereto that the Borrower shall pay amounts referred to in this Section directly. In the event the Bank pays any of the amounts referred to in this Section directly, the Borrower will reimburse the Bank for such advances and interest on such advance shall accrue until reimbursed at the Default Rate.
     9.2 Indemnification. From and at all times after the date of this Credit Agreement, and in addition to all of the Bank’s other rights and remedies against the Borrower, the Borrower agrees to indemnify, defend and hold harmless the Bank and its directors, officers, employees, agents, successors, assigns and affiliates from and against the following (collectively “Costs”): any and all claims (whether valid or not), losses, damages, actions, suits, inquiries, investigations, administrative proceedings, judgments, liens, liabilities, penalties, fines, amounts paid in settlement, requirements of Governmental Authorities, punitive damages, interest, damages to natural resources and other costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees and expenses, court costs and fees, and consultant and expert witness fees and expenses) arising in any manner, directly or indirectly, out of or by reason of (a) the negotiation, preparation, execution or performance of this Agreement or the other Credit Documents, or any transaction contemplated herein or therein, whether or not the Bank or any other party protected under this Section is a party to any action, proceeding or suit in question, or the target of any inquiry or investigation in question; provided, however, that no indemnified party shall have the right to be indemnified hereunder for any liability resulting from the willful misconduct or gross negligence of such indemnified party (as finally determined by a court of competent jurisdiction), (b) any breach of any of the covenants, warranties or representations of the Borrower hereunder or under any other Credit Document, (c) any lien or charge upon amounts payable hereunder by the Borrower to the Bank or any taxes, assessments, impositions and other charges in respect of the collateral secured by the Security Documents, (d) damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to any such collateral or the use thereof, (e) any violation or alleged violation of any Environmental Law, federal or state securities law, common law, equitable requirement or other legal requirement by the Borrower or with respect to any property owned, leased or operated by the Borrower (in the past, currently or in the future), or (f) any presence, generation, treatment, storage, disposal, transport, movement, release, suspected release or threatened release of any Hazardous Material on, in, to or from any property (or any part thereof including without limitation the soil and groundwater thereon and thereunder) owned, leased or operated by the Borrower (in the past, currently or in the future).
     All Costs shall be additional Obligations of the Borrower under this Credit Agreement, shall be payable on demand to the party to be indemnified, and shall be secured by the lien of the Security Documents.
     Without limiting the foregoing, the Borrower shall be obligated to pay, on demand, the reasonable costs of any investigation, monitoring, assessment, enforcement, removal, remediation, restoration or other response or corrective action undertaken by the Bank or any other indemnified party, or their respective agents, with respect to any property owned, leased or operated by the Borrower.
     It is expressly understood and agreed that the obligations of the Borrower under this Section shall not be limited to any extent by payment of the Obligations and termination of this Agreement and shall remain in full force and effect until expressly terminated by the Bank in writing.
     9.3 Arbitration; Preservation and Limitation of Remedies.
     (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Credit Document (“Disputes”) between the Borrower and the Bank shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims arising out of or connected with the transactions contemplated by this Agreement and the other Credit Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”), as in effect from time to time, and the

Federal Arbitration Act, Title 9 of the U.S. Code, as amended. All arbitration hearings shall be conducted in the city in which the principal demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of sixty (60) days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. Notwithstanding the foregoing, this arbitration provision does not apply to Disputes under or related to any Hedge Agreement. The parties do not waive applicable federal or state substantive law except as provided herein.
     (b) Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute. Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any Collateral by exercising a power of sale granted pursuant to any of the Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help, including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. The parties hereto agree that no party shall have a remedy of punitive or exemplary damages against any other party in any Dispute, and each party hereby waives any right or claim to punitive or exemplary damages that it has now or that may arise in the future in connection with any Dispute, whether such Dispute is resolved by arbitration or judicially. The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute. The Borrower agrees to pay the reasonable fees and expenses of counsel to the Bank in connection with any Dispute subject to arbitration as provided herein.
     9.4 Waiver of Automatic or Supplemental Stay. In the event that a petition for relief under any chapter of the Bankruptcy Code is filed by or against the Borrower, the Borrower promises and covenants that it will not seek a supplemental stay pursuant to Bankruptcy Code §§ 105 or 362 or any other relief pursuant to Bankruptcy Code § 105 or any other provision of the Bankruptcy Code, whether injunctive or otherwise, which would stay, interdict, condition, reduce or inhibit the Bank’s ability to enforce any rights it has, at law or in equity, to collect the Obligations from any Person other than the Borrower.
     9.5 Notices. All demands, notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered, if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt), or five (5) days after being mailed, if mailed, by first class, registered or certified mail, postage prepaid, to the address or telecopy number set forth below:

Party	Address

Borrower	Swisher International, Inc.
6849 Fairview Road

Until September 15, 2006	Charlotte, North Carolina 28210
Attention: Hugh H. Cooper
Telephone: (704) 602-7160
Fax: (704) 602-7983

After September 15, 2006	Swisher International, Inc.
4725 Piedmont Row Drive, Suite 400
Charlotte, North Carolina 29210
Attention: Hugh H. Cooper
Telephone: (704) 602-7160
Fax: (704) 602-7983

Bank	Wachovia Bank, National Association
301 South Tryon Street, 28th Floor
Charlotte, North Carolina 28288-0334
Attention: Cavan Harris
Telephone: (704) 383-6423
Telecopy: (704) 374-6483
The Borrower or the Bank may, by notice given hereunder, designate any further or different addresses or telecopy numbers to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.
     9.6 Continuing Obligations. All agreements, representations and warranties contained herein or made in writing by or on behalf of the Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Credit Documents. The Borrower further agrees that to the extent the Borrower makes a payment to the Bank, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or other similar state or federal statute, or principle of equity, then, to the extent of such repayment by the Bank, the Obligation or part thereof intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been received by the Bank.
     9.7 Controlling Law. This Agreement and the other Credit Documents shall (except as may be expressly otherwise provided in any Credit Document) be governed by, and construed in accordance with, the law of the State of North Carolina (without regard to the conflicts of law provisions thereof); provided that each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated in such Letter of Credit, or if no such laws or rules are designated, the International Standby Practices of the International Chamber of Commerce, as in effect from time to time (the “ISP”), and, as to matters not governed by the ISP, the laws of the State of North Carolina (without regard to the conflicts of law provisions thereof).
     9.8 Successors and Assigns. This Agreement shall be binding upon the Borrower and its successors and assigns and all rights against the Borrower arising under this Agreement shall be for the sole benefit of the Bank.
     9.9 Assignment and Sale. The Borrower may not sell, assign or transfer this Agreement or any of the other Credit Documents or any portion hereof or thereof, including without limitation the Borrower’s rights, title, interests, remedies, powers, and duties hereunder or thereunder. The Bank may assign or sell a participation interest in all or any portion of the Loans to one or more other financial institutions.
     9.10 Entire Agreement. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED CONTEMPORANEOUSLY HEREWITH EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     9.11 Amendment. Any provision of this Agreement or any other Credit Document to which the Borrower is a party may be amended if such amendment is in writing and is signed by the Borrower and the Bank. In connection with any amendment entered into in accordance with this Section at the request of the Borrower or upon an Event of Default, the Borrower shall pay to the Bank a reasonable and customary fee to be negotiated between the Borrower and the Bank. Payment of such fee by the Borrower to the Bank shall be a condition precedent to the effectiveness of such amendment and shall be due on the date such amendment is signed by the Bank. No such fee shall be due in connection with any amendment entered into at the request of the Bank; provided, that no Event of Default shall have occurred and be continuing.
     9.12 Severabilitv. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable by any court of competent jurisdiction, such determination shall not invalidate or render unenforceable any other provision hereof.
     9.13 Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such

Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any Hedge Agreement or any action or proceeding relating to this Agreement or any other Credit Document or any Hedge Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee or prospective assignee of any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Bank or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or Affiliates whom the Bank reasonably assumed was not under a confidentiality agreement at the time of the disclosure whom the Bank reasonably assumed was not under a confidentiality agreement at the time of the disclosure.
     For purposes of this Section, “Information” means all information received from the Borrower relating to any of the Borrower, its Subsidiaries or HB Service or any of their respective businesses, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Borrower or its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information whom the Bank reasonably assumed was not under a confidentiality agreement at the time of the disclosure whom the Bank reasonably assumed was not under a confidentiality agreement at the time of the disclosure.
     9.14 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which, together shall constitute but one and the same instrument.
     9.15 Captions. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.
[The remainder of this page is left blank intentionally.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

SWISHER INTERNATIONAL, INC.

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT B
Schedule 4.9
LITIGATION
Answer and Counterclaim filed August 29, 2006, in the United States District Court for the Western District of North Carolina, Charlotte Division, Styled Swisher Hygiene Franchise Corp., Plaintiff/Counter-Defendant, vs. Hygiena, LLC, Defendant/Counter-Plaintiff, Case No. 3:06-cv-00359 which is a one count complaint for declaratory relief seeking a declaration of the terms and conditions contained in a purchase and sale agreement.

Schedule 7.7
Transactions with Related Persons
HB Service, LLC (“HB Service”) directly or indirectly own 35 franchises from unrelated third party franchisees in California, Florida, North Carolina, Kentucky, Maryland, Nevada, Ohio, Virginia, Tennessee and Texas. In connection with the acquisitions, HB Service agreed to assume certain notes and accounts receivable that were due from the unrelated third party franchisees.
In addition, HB Service purchased the franchise rights for Birmingham, Alabama and Indianapolis, Indiana from the Borrower for $55,000 to be paid on or before December 31, 2006. As part of the agreement for these markets, until the purchase price is paid, HB Service granted the Company the option to repurchase the operations for an amount equal to the amount invested by HB Service, less the amounts received from the customers.
The Borrower pays Certilearn, Inc., a related party, to construct an e-learning training platform and entered into a contract for the development of e-learning courses and access to an e-learning delivery platform.
The following is a current list of related parties:
Certilearn, Inc.
HB Fairview, LLC
HB Service, LLC
Lone Star Hygiene, LLC
SB Mgt. Corp.
Service Baltimore, LLC
Service Beverly Hills, LLC
Service Birmingham, LLC
Service California, LLC
Service Carolina, LLC
Service Central FL, LLC
Service Charlotte, LLC
Service Cincinnati, LLC
Service Columbia, LLC
Service Columbus, LLC
Service DC, LLC
Service FCS, LLC
Service Florida, LLC
Service Gainesville, LLC
Service Gold Coast, LLC
Service Greensboro, LLC
Service Gulf Coast, LLC
Service Indianapolis, LLC
Service Las Vegas, LLC
Service Louisville, LLC
Service Memphis, LLC
Service Mid-Atlantic, LLC
Service Midwest, LLC
Service New Orleans, LLC
Service North Central, LLC

Service North, LLC
Service Philadelphia, LLC
Service Raleigh, LLC
Service Seattle, LLC
Service South, LLC
Service Space Coast, LLC
Service St. Louis, LLC
Service Tallahassee, LLC
Service Tampa, LLC
Service Tri-Cities, LLC
Service Virginia, LLC
Service West Coast, LLC